FOR IMMEDIATE RELEASE
April 21, 2006

CNB REPORTS EARNINGS

CNB Corporation and its subsidiary, The Conway National Bank, reported consolidated net income for the three-month period ended March 31, 2006 of $2,387,000, up from $2,233,000 for the same period in 2005.  On a per share basis, earnings increased 7.1% from $2.83 per share for the first quarter of 2005 to $3.03 per share for the same period in 2006.  As of March 31, 2006, total assets were $788,170,000, an increase of 13.5% over March 31, 2005; total deposits amounted to $672,526,000, an increase of 13.7% over the previous year; and loans totalled $516,345,000, an increase of 19.9% from 2005.